Exhibit 99.8

Agreement For Termination of Kok Keng Low’s Employment Contract As Chief Operating Officer

Termination Of Low Kok Keng’s Employment & Settlement of Salary

Low Kok Keng (“LKK”) and Mezabay International Inc. (Formerly, Cardtrend International Inc.) (“Company”) herby mutually agree that LKK’s employment with the Company under the Employment Contract dated September 28th, 2006 (“Employment Contract”) shall be terminated with effect from September 23, 2009. Accordingly, LKK hereby resigns from the Company as its Executive Vice President & Chief Operating Officer with effect from September 23, 2009.

LKK and the Company mutually agree that the Company shall pay to LKK (i) a sum of HK$ 31,846.95 being salary from September 1, 2009 to September 23, 2009; (ii)a sum of HK$ 204,657.53 in lieu of 83 days of vacation leave which LKK was entitled to but unconsumed as at September 23, 2009; and (iii) a sum of HK$ 1,809,863.01 being compensation for early termination of the Employment Contract, totaling HK$ 2,046,367.50 (or US$ 263,996.32) (“Total Due”).

LKK and the Company mutually agree that the Company shall settle the Total Due of US$ 263,996.32 by issuing to LKK a total of 32,999,540 Rule 144 restricted shares of its common stock, at a price of $0.008 per share (“Shares”).

LKK agrees that the unvested and vested shares as at September 23, 2009 of all the three share options granted to him by the Company on September 5, 2008 are hereby cancelled with immediate effect.

LKK and the Company hereby agree that upon the issuance and delivery of the Shares to LKK by the Company, the Company and LKK shall have discharged all their respective obligations under the said Employment Contract and any addendum thereto and they shall release each other of any other obligation and shall have no claim against each other.

Agreed to by:
For and on-behalf of	For and on-half of
Mezabay International Inc.	Low Kok Keng

SHOON HAU TSIN	LOW KOK KENG
Shoon Hau Tsin	Low Kok Keng
Director	(Malaysia I/C No.: 590226106637)

Date: September 23, 2009.	Date: September 23, 2009